EXHIBIT 99.1

COMPANY CONTACT: Endologix, Inc. Robert Krist, CFO (949) 595-7200 www.endologix.com	INVESTOR CONTACTS: Lippert/Heilshorn & Associates, Inc. Bruce Voss (bvoss@lhai.com) Jody Cain (jcain@lhai.com) (310) 691-7100
ENDOLOGIX REPORTS 2008 SECOND QUARTER RESULTS
48% Increase in Product Revenue; 14th Consecutive Quarter of Domestic Sales Growth
Updates 2008 Financial Guidance
IRVINE, Calif. (July 24, 2008) — Endologix, Inc. (Nasdaq: ELGX), developer and manufacturer of the Powerlink® System endoluminal stent graft (ELG) for the minimally invasive treatment of abdominal aortic aneurysms (AAA), today announced financial results for the three and six months ended June 30, 2008.
“I am enthusiastic about the opportunity at Endologix and am committed to building a high-growth, profitable business,” said John McDermott, Endologix President and Chief Executive Officer. “We are reporting strong second quarter growth, with product revenue up 48% compared with last year’s second quarter, and see significant growth prospects throughout the year. Nevertheless, based on our position midway through 2008, we are refining our revenue expectation for the full year from a range of $39 million to $43 million to a range of $37 million to $40 million. Our revised guidance represents a revenue increase of 38% to 47%, compared with 2007. Importantly, while second quarter expenses were impacted by a number of factors, given our current financial resources, we continue to expect to reach cash flow positive without the need for an equity financing.”
Financial Results
Total product revenue in the second quarter of 2008 was $9.3 million, a 48% increase from $6.3 million in the second quarter of 2007, and an 11% increase from $8.3 million in the first quarter of 2008. Domestic product revenue of $7.9 million represented a 47% increase compared with $5.4 million in the 2007 second quarter, and a 15% increase from $6.8 million in the 2008 first quarter. International product revenue was $1.4 million, up 54% compared with $895,000 in the comparable quarter last year, and down 6% from $1.5 million in the first quarter of 2008. International sales in the first quarter of 2008 included an initial stocking order of $278,000 to the Company’s Japanese distributor Cosmotec, Inc., following the receipt of Shonin approval for the Powerlink System in February 2008. For the six months ended June 30, 2008, total product revenue increased by 41% to $17.6 million, compared with $12.5 million for the six months ended June 30, 2007.
Gross profit was $6.7 million in the second quarter of 2008, which represented gross margin of 72% of total revenue. This compares with $3.7 million and 58%, respectively, in the second quarter of 2007. Gross profit of $12.5 million was 71% of total revenue for the first half of 2008,

11 Studebaker • Irvine, CA 92618
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www.endologix.com

compared with $7.4 million or 59% of total revenue for the first half of 2007. The gross margin improvement for the three months and six months ended June 30, 2008 was due primarily to the utilization of ePTFE graft material produced in-house. Endologix has confirmed its original 2008 gross margin guidance of 71% to 75%.
Total operating expenses were $10.5 million in the second quarter of 2008, versus $7.6 million in the second quarter of 2007. Marketing and sales expenses increased by 31% to $6.1 million in the second quarter of 2008 from $4.7 million in the comparable quarter last year, and were driven by a 28% increase in the number of covered sales territories and variable commission payments on the 47% increase in domestic revenue. Research, development and clinical expenses for the second quarter of 2008 were $1.8 million, versus $1.5 million last year, with the increases primarily due to late stage product development and clinical trial expense related to new products. General and administrative expenses were $2.6 million versus $1.4 million last year. The 2008 second quarter general and administration expense increases were primarily due to $370,000 in legal fees and $550,000 in costs associated with the CEO succession, which occurred during the 2008 second quarter.
Total operating expenses for the first six months of 2008 were $20.1 million, versus $16.0 million in the comparable period in 2007. Marketing and sales expenses increased by 21% to $11.9 million in the first half of 2008 from $9.9 million in the comparable period last year driven by a 19% increase in the number of covered sales territories and variable commission payments on the 41% increase in domestic revenue. Research, development and clinical expenses for the first half of 2008 were $3.3 million, versus $3.1 million in the first half of last year, with the increase explained above. General and administrative expenses were $4.9 million for the first half of 2008, versus $3.1 million in the comparable period of last year. Higher general and administrative expenses in the first half of 2008 were primarily due to $815,000 in legal fees and $550,000 in costs associated with the CEO succession.
Endologix announced its expectations for total 2008 operating expenses to range from $39 million to $41 million, from its previous guidance range of $35 million to $39 million. Revised 2008 expense guidance considers actual results through two quarters, including the CEO succession impact which is essentially complete, increases in selling expense related to revenue growth, marketing investments for upcoming product launches, and a continuation of higher-than-previously-expected legal fees. Although the legal matter with Cook Medical, Inc. is on-going, Endologix also announces that the intellectual property dispute with Dr. Harrison Lazarus has been resolved.
Endologix reported a net loss for the second quarter of 2008 of $3.8 million, or $0.09 per share, compared with a net loss of $3.7 million, or $0.09 per share, for the second quarter of 2007. The net loss for the second quarter of 2008 included $718,000, or $0.02 per share, for stock-based compensation expense. This compares to $624,000, or $0.02 per share, for stock-based compensation expense in the second quarter of 2007. The Company reported a net loss for the six months ended June 30, 2008 of $7.5 million, or $0.17 per share, compared with a net loss of $8.2 million, or $0.19 per share, for the six months ended June 30, 2007. The net loss for the first six months of 2008 included $1.3 million, or $0.03 per share, for stock-based compensation expense, whereas the net loss for the first six months of 2007 included $1.1 million, or $0.03 per share, for stock-based compensation expense.
Total cash and cash equivalents at June 30, 2008 were $6.1 million, compared with $9.2 million as of December 31, 2007.

11 Studebaker • Irvine, CA 92618
949.595-7200 • Fax: 949.457-9561
www.endologix.com

Endologix Chief Financial Officer Bob Krist commented, “We have made good progress in controlling our working capital use with inventory turnover up by 27%, compared to the prior year, and worldwide accounts receivable days outstanding currently at 51.
“We also recently extended our $5 million revolving credit facility with Silicon Valley Bank through July 2010 and added the availability of up to $3 million in term debt with the bank. We expect that with our currently available cash, together with this $8 million of available bank financing, Endologix will have ample cash and working capital flexibility to execute its business plan and achieve sustainable positive cash flow from operations in the first half of 2009,” said Mr. Krist.
Mr. McDermott added, “We are implementing a series of sales initiatives in the second half of this year to support our growth momentum. These include aligning our sales territories to concentrate on the most significant growth opportunities, instituting a new growth-based compensation plan for our sales representatives, and implementing a more comprehensive sales training program. We have recently hired a highly qualified Vice President of Sales in Joe DeJohn, who will be instrumental in leading these initiatives.
“We also plan to launch two new important products in the next nine months. In the fourth quarter of 2008, we plan to introduce our 34-millimeter aortic cuffs. These devices have unique competitive advantages and will allow us to compete in a new segment of the market, which represents an estimated 10% to 15% of the AAA procedures. In the first half of 2009, we expect to introduce a new delivery system which makes the deployment of the Powerlink device very simple and intuitive.”
Conference Call Information
Endologix management will host a conference call to discuss these topics today beginning at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). To participate via telephone please call (888) 463-4487 from the U.S. or (706) 634-5615 from outside the U.S. A telephone replay will be available for two days following the completion of the call by dialing (800) 642-1687 from the U.S. or (706) 645-9291 from outside the U.S., and entering reservation number 55350143. The conference call will be broadcast live over the internet at www.endologix.com and will be available for 14 days
About Endologix
Endologix, Inc. develops and manufactures minimally invasive treatments for vascular diseases. Endologix’s Powerlink System is an endoluminal stent graft for treating abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it a leading cause of death in the U.S. Additional information can be found on Endologix’s Web site at www.endologix.com.
Except for historical information contained herein, this news release contains forward-looking statements, specifically with respect to 2008 financial guidance, new product approvals by the U.S. Food and Drug Administration, market introductions of new products, and achievement of positive cash flow and profitability, the accuracy of which are necessarily subject to risks and

11 Studebaker • Irvine, CA 92618
949.595-7200 • Fax: 949.457-9561
www.endologix.com

uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix. Many factors may cause actual results to differ materially from anticipated results including sales efforts, product development efforts, and other economic, business, competitive and regulatory factors. The Company undertakes no obligation to update its forward looking statements. Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and the company’s other filings with the Securities and Exchange Commission, for more detailed information regarding these risks and other factors that may cause actual results to differ materially from those expressed or implied.

11 Studebaker • Irvine, CA 92618
949.595-7200 • Fax: 949.457-9561
www.endologix.com

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenue:
Domestic Product Revenue	$7,881	$5,363	$14,730	$10,480
Non — U.S. Product Revenue	1,380	895	2,848	2,028

Total Product Revenue:	9,261	6,258	17,578	12,508

License revenue	12	60	24	118

Total revenue	9,273	6,318	17,602	12,626
Cost of product revenue	2,554	2,638	5,085	5,217

Gross profit	$6,719	$3,680	$12,517	$7,409

Gross profit as a % of total revenue	72%	58%	71%	59%
Operating expenses:
Research, development and clinical	$1,798	$1,455	$3,296	$3,059
Marketing and sales	6,144	4,686	11,944	9,878
General and administrative	2,599	1,446	4,871	3,067

Total operating expenses	10,541	7,587	20,111	16,004

Loss from operations	$(3,822)	$(3,907)	$(7,594)	$(8,595)

Other income:
Interest income	60	194	140	442
Total other	60	194	140	442

Net loss	($3,762)	($3,713)	($7,454)	($8,153)

Basic and diluted net loss per share	($0.09)	($0.09)	($0.17)	($0.19)

Shares used in computing basic and diluted net loss per share	42,976	42,728	42,964	42,716

11 Studebaker • Irvine, CA 92618
949.595-7200 • Fax: 949.457-9561
www.endologix.com

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(Unaudited)

	June 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$5,602	$8,728
Restricted cash equivalents	500	500
Accounts receivable, net	4,967	4,527
Other receivables	11	234
Inventories	7,179	8,054
Other current assets	308	581

Total current assets	18,567	22,624
Property and equipment, net	3,487	3,771
Goodwill	4,631	4,631
Intangibles, net	8,211	8,913
Other assets	104	104

Total Assets	$35,000	$40,043

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$5,006	$4,259

Current liabilities	5,006	4,259
Long-term liabilities	1,077	1,109

Total liabilities	6,083	5,368

Stockholders’ equity:
Common stock, $.001 par value; 60,000,000 shares authorized, and 44,124,000 and 43,453,000 shares issued, and 43,629,000 and 42,958,000 outstanding	44	43
Additional paid-in capital	168,518	166,912
Accumulated deficit	(139,192)	(131,738)
Treasury stock at cost, 495,000	(661)	(661)
Accumulated other comprehensive income	208	119

Total stockholders’ equity	28,917	34,675

Total Liabilities and Stockholders’ Equity	$35,000	$40,043

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11 Studebaker • Irvine, CA 92618
949.595-7200 • Fax: 949.457-9561
www.endologix.com